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                                                                       EXHIBIT 5
                          [Brouse McDowell Letterhead]


                                October 28, 1999

Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301

               Re: Registration on Form S-8 of 1,575,000 Shares of
                     Common Stock of Myers Industries, Inc.


Gentlemen:

   We are acting as counsel to Myers Industries, Inc. (the "Company") in connection with the issuance and sale by the Company of up to 1,575,000 shares of its Common Stock (the "Shares") pursuant to the Myers Industries, Inc. 1999 Incentive Stock Plan, the Myers Industries, Inc. 1997 Incentive Stock Plan and the Myers Industries, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plans").

   We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans have been duly authorized and, when issued in accordance with the provision of the Plans, will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.


                           Very truly yours,

                           Brouse McDowell, A Legal Professional Association
                           /s/ Brouse McDowell, A Legal Professional Association